Exhibit 8.1

February 16, 2006
Discover Bank
12 Read’s Way
New Castle, DE 19720
Sears Tower, Suite 5800
233 S. Wacker Dr.
Chicago, Illinois 60606
Tel: (312) 876-7700 Fax: (312) 993-9767
www.lw.com

FIRM / AFFILIATE OFFICES
Boston	New York
Brussels	Northern Virginia
Chicago	Orange County
Frankfurt	Paris
Hamburg	San Diego
Hong Kong	San Francisco
London	Shanghai
Los Angeles	Silicon Valley
Milan	Singapore
Moscow	Tokyo
New Jersey	Washington, D.C.

Re:	Discover Card Master Trust I Registration Statement on Form S-3
Ladies and Gentlemen:
          In connection with the filing of the registration statement on Form S-3 with the Securities and Exchange Commission on February 16, 2006 (the “Registration Statement”) by Discover Bank relating to Discover Card Master Trust I (the “Trust”), you have requested our opinion regarding the description of the material federal income tax consequences related to the issuance of a series of investor certificates (the “Offering”) as described in the Prospectus included in the Registration Statement (the “Prospectus”). Capitalized terms not otherwise defined herein have the meanings ascribed to them in the Prospectus.
          Our opinion is based on our examination of the Prospectus, the form of prospectus supplement included in the Registration Statement, the Amended and Restated Pooling and Servicing Agreement dated as of November 3, 2004, as amended, between Discover Bank as Master Servicer, Servicer and Seller and U.S. Bank National Association as Trustee, and such other documents, instruments and information as we considered necessary. Our opinion also is based on (i) the assumption that neither the Trustee nor any affiliate thereof will become the Master Servicer, the Servicer or the delegee of either the Master Servicer or the Servicer; (ii) the assumption that all agreements relating to the creation of the Trust and the issuance of investor certificates will remain in full force and effect; and (iii) currently applicable provisions of the federal income tax laws, including the Internal Revenue Code of 1986, as amended, applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practice.
          We also note that the documents reviewed do not relate to a specific transaction. Accordingly, the above referenced description of the material federal income tax consequences of the Offering may, under certain circumstances, require modification in the context of a specific transaction.

February 16, 2006

          Based on the foregoing, as of the date hereof, we adopt and confirm the statements under the captions “Federal Income Tax Consequences” as our opinion of the material federal income tax consequences of the Offering, to the extent such statements constitute legal conclusions.
Very truly yours,
/s/ Latham & Watkins LLP